UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2011

CYCLACEL PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500 Berkeley Heights, NJ	07922
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.
(a) The 2011 annual meeting of the stockholders (the “Annual Meeting”) of Cyclacel Pharmaceuticals, Inc. (the “Company”) was held on May 24, 2011.
(b) The matters submitted to the common stock stockholders and voted upon at the Annual Meeting were: (i) the election of two Class 2 directors to the Company’s board of directors; and (2) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.
Votes of the common stock stockholders regarding the election of the director nominees were as follows:

		Votes	Broker Non-
	Votes For	Withheld	Votes
Spiro Rombotis	10,677,880	465,857	23,480,765
Dr. David U’Prichard	10,685,474	458,263	23,480,765
Based on the votes set forth above, Spiro Rombotis and Dr. David U’Prichard were duly elected as Class 2 directors of the Company to serve until the 2014 annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal.
Further, the common stock stockholders of the Company ratified the appointment of Ernst & Young (US) LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011, with 34,477,822 votes for ratification, 96,103 votes against ratification, 50,577 abstentions and no broker non-votes.
The matter submitted to the holders of the Company’s 6% Exchangeable Convertible Preferred Stock (the “Preferred Stock”) at the request of a holder of 10% or more of the Company’s Preferred Stock was the election of Gregory T. Hradsky and Lloyd Sems as nominees to the Company’s board of directors.
Votes of the Preferred Stock stockholders regarding the election of the director nominees were as follows:

				Broker Non-
	Votes For	Votes Against	Abstentions	Votes
Gregory T. Hradsky	418,847	3,970	203,154	0
Lloyd Sems	418,847	3,970	203,154	0
Based on the votes set forth above, Gregory T. Hradsky was duly elected as Class 1 director to serve until the 2013 annual meetings of stockholders and until his respective successor is elected and qualified or until his earlier resignation or removal and Lloyd Sems was duly elected as Class 2 director to serve until the 2014 annual meetings of stockholders and until his respective successor is elected and qualified or until his earlier resignation or removal.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CYCLACEL PHARMACEUTICALS, INC.
By: /s/ Paul McBarron
Name: Paul McBarron
Title: Executive Vice President—Finance,
Chief Financial Officer and
Chief Operating Officer
Date: May 26, 2011